UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2007

THE WESTERN UNION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32903	20-4531180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12500 East Belford Avenue Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 405-5012

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 28, 2007, The Western Union Company (“Western Union”) entered into an amended and restated credit agreement providing for unsecured financing facilities in an aggregate amount of $1.5 billion (the “Western Union Financing Facility”), the primary purpose of which is to extend the maturity by one year from the original five-year $1.5 billion facility entered into in 2006. No other material changes were made in the amended and restated facility. The syndicate of lenders included Citibank, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and Citigroup Global Markets Inc. and Wells Fargo Bank, National Association, as joint lead arrangers and joint book runners.

The Western Union Financing Facility provides for a $1.5 billion revolving credit facility, a $250 million letter of credit subfacility and a swing line subfacility in the amount of up to $150 million. The Western Union Financing Facility contains certain covenants that limit or restrict indebtedness of significant subsidiaries and Western Union’s or any significant subsidiary’s incurrence of liens and sale and leaseback transactions, subject to certain exceptions. Western Union is also required to maintain compliance with a consolidated interest coverage ratio covenant. The final maturity date of the Western Union Financing Facility is September 28, 2012, subject to extension in certain circumstances.

Item 9.01.	Financial Statements and Other Exhibits.

(d) Exhibits

10	Amended and Restated Credit Agreement, dated as of September 28, 2007, among The Western Union Company, the banks named therein, as lenders, Citibank, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and Citigroup Global Markets Inc. and Wells Fargo Bank, National Association, as joint lead arrangers and joint book runners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WESTERN UNION COMPANY

Dated: October 3, 2007.	By:	/s/ Sarah J. Kilgore
	Name:	Sarah J. Kilgore
	Title:	Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
10	Amended and Restated Credit Agreement, dated as of September 28, 2007, among The Western Union Company, the banks named therein, as lenders, Citibank, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and Citigroup Global Markets Inc. and Wells Fargo Bank, National Association, as joint lead arrangers and joint book runners.